FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 7, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Third Quarter Loss;

Expects Significantly Higher 2009 Revenues

Salt Lake City, November 7, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its third quarter ended September 30, 2008. Earnings for the most recent quarter were $(3.7) million, or $(0.09) per share, versus $166,000, or $0.00 per share, for last year’s third quarter. Total revenues for the third quarter of 2008 dipped very modestly, 3 percent, to $5.1 million, compared to total revenues of $5.2 million during the 2007 third quarter. Exploration expenses were approximately $2.4 million, or almost 200 percent, higher during the third quarter of 2008 compared to the same quarter of 2007. The higher exploration expenses were the primary contributor to the reported loss.

Clay Newton, FX’s Vice President Finance, remarked, “The lower results were expected, and we have remarked on this before. As a relatively small oil and gas company with a relatively large and expanding exploration program, this kind of quarterly result is not unusual. Quarterly exploration costs can and will be somewhat variable. However, with a likely increase in gas production and gas prices rising in Poland, we expect 2009 revenues to be much higher. We anticipate that our Roszkow discovery, our largest to date, will substantially raise our revenues next year. This discovery is currently shut-in, pending completion of production facilities. Also, the contractually higher gas prices we are to receive in Poland will boost revenues.”

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1), a non-GAAP financial measure, during the third quarter of 2008 declined to $2.0 million, compared to $2.5 million for the third quarter of 2007.

Third Quarter Production Down, But 2009 Production to Be Up Significantly

The Company’s total net production decreased from 598 Mmcfe during the third quarter of 2007 to 391 Mmcfe during the 2008 quarter. The production decline is due almost entirely to the expected, and previously disclosed, decline at the Company’s Wilga well in eastern Poland. The Company’s Zaniemysl well was also shut in for 10 days during the quarter in order to obtain new bottom-hole data. This well has come back on line at its previous rate of approximately 2.4 Mmcfd net to the Company. Additionally, and more importantly, new production is expected to be added to the production base in 2009. In particular, the Roszkow well is expected to begin production at a rate of 7.5 Mmcfd net to the Company in early 2009. Consequently, 2009 production should be well ahead of both 2007 and 2008.

The production decline for the period was almost offset by price increases. Average oil prices for the company were $104.68 per barrel this year versus $68.74 per barrel last year. The Company has fairly stable oil production in the US of some 18,000 barrels per quarter.

Natural gas prices for the company averaged $7.00 per Mcf, up 30%, for the 2008 third quarter versus the comparable 2007 quarter. All of the Company’s gas production is in Poland. The Company’s gas production in Poland is sold primarily through long-term gas contracts that are tied to a percentage of Polish wholesale prices. During 2008, there have been two substantial price increases pursuant to these contracts. The Company received a 14% increase in these contracts during the first quarter, and another 11% increase on November 1, 2008.

Nine Month Results

The Company reported earnings of $(9.5) million, or $(0.24) per share, for the first nine months of 2008, compared to $(5.1) million, or $(0.14) per share, for the same period of 2007. The higher loss was largely attributable to increased exploration spending, most of which occurred during the first and third quarters of this year.

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1) dropped from just under $5.7 million to just over $5.2 million.

Oil and gas revenues for the 2008 first nine months were slightly higher than those recorded during the same period of 2007. The Company recognized oil and gas revenues of $11.4 million, compared to $11.3 million for the first nine months of 2007. Company-wide revenues for the first nine months of 2008 were $14.5 million, compared to $13.9 million in the first nine months of 2007.

Total oil and gas production was 1,237 Mmcfe during the first nine months of 2008, compared to 1,787 Mmcfe during the first nine months of 2007. As mentioned previously, the decline was attributable to an expected decline in one of the Company’s wells in Poland. Natural gas production in Poland was 920 Mmcf during the first nine months of 2008, compared to 1,366 Mmcf during the same period of 2007.

At September 30, 2008, the Company’s cash and investments were approximately $16.6 million, including cash and cash equivalents of approximately $11.0 million and other investments of $5.6 million. Working capital was $11.8 million at September 30, 2008 versus $15.3 million at December 31, 2007. Long-term debt was $11.0 million at the end of September 2008.

Earnings Conference Call Today, Friday, November 7, 2008 at 12:00 PM. Eastern (10:00 AM. Mountain)

The Company will host a conference call and webcast today to discuss 2008 third quarter results and update operational items at 12:00 p.m. Eastern Time. The call will also include a discussion of the Company's current operations. Conference call information is as follows: US dial-in-number: 866-550-6338; International dial-in-number: 347-284-6930; Passcode: 7461797. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com. A rebroadcast will also be available through the Company's website. For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

EBITDAX:	Nine Months Ended
	30-Sep-08	30-Sep-07
Net loss	($9,468)	($5,141)
Income tax provision (benefit)	-	-
Interest income and expense, net	(13)	(256)
Depletion, depreciation and amortization	2,100	1,652
Exploration expense	9,960	6,973
Stock compensation expense	1,866	2,132
Other non-cash items	760	336
EBITDAX	$5,206	$5,696

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table above reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$ 11,036	$ 4,262
Marketable securities	5,558	15,202
Accounts receivable:
Accrued oil sales	1,350	1,906
Joint interest and other receivables	1,830	805
Input VAT receivable	3,307	446
Inventory	210	178
Other current assets	478	365
Total current assets	23,769	23,164

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	29,373	23,491
Unproved	14,527	2,001
Other property and equipment	6,315	5,590
Gross property and equipment	50,215	31,082
Less accumulated depreciation, depletion and amortization	(11,240)	(9,197)
Net property and equipment	38,975	21,885

Other assets:
Certificates of deposit	406	406
Loan fees	868	914
	1,274	1,320
Total assets	$ 64,018	$ 46,369

-- Continued --

The accompanying notes are an integral part of the consolidated financial statements.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-- Continued --

	September 30,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 8,225	$ 4,432
Loan from UBS Bank	3,354	--
Accrued liabilities	368	3,358
Total current liabilities	11,947	7,790

Long-term liabilities:
Notes payable	11,000	--
Asset retirement obligation	1,100	1,037
Total current liabilities	12,100	1,037

Total liabilities	24,047	8,827

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued as of September 30, 2008 and
December 31, 2007	--	--
Common stock, $0.001 par value, 100,000,000 shares
authorized, 40,889,040 and 38,196,357 issued and
outstanding as of September 30, 2008 and December 31,
2007, respectively	41	38
Additional paid-in capital	154,794	142,901
Accumulated other comprehensive loss	--	(1)
Accumulated deficit	(114,864)	(105,396)
Total stockholders’ equity	39,971	37,542

Total liabilities and stockholders’ equity	$ 64,018	$ 46,369

The accompanying notes are an integral part of the consolidated financial statements.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Oil and gas sales	$ 3,885	$ 4,014	$ 11,354	$ 11,267
Oilfield services	1,211	1,229	3,162	2,665
Total revenues	5,096	5,243	14,516	13,932

Operating costs and expenses:
Lease operating expenses	930	903	2,698	2,711
Geological and geophysical costs	3,683	1,245	9,960	6,973
Oilfield services costs	815	648	2,091	1,680
Depreciation, depletion and amortization (DD&A)	653	553	2,101	1,652
Accretion expense	21	20	63	59
Stock compensation (G&A)	622	657	1,866	2,132
General and administrative (G&A)	1,974	1,270	5,218	4,121
Total operating costs and expenses	8,698	5,296	23,997	19,328

Operating loss	(3,602)	(53)	(9,481)	(5,396)

Other income (expense):
Interest income (net of interest expense) and other income (expense)	(86)	219	13	255
Total other income (expense)	(86)	219	13	255

Net income (loss)	(3,688)	166	(9,468)	(5,141)

Other comprehensive income (loss)
Increase (decrease) in market value of available for sale marketable securities	224	(56)	1	14

Comprehensive income (loss)	$ (3,464)	$ 110	$ (9,467)	$ (5,127)
Basic and diluted net income (loss) per common share
	$ (0.09)	$ 0.00	$ (0.24)	$ (0.14)
Basic weighted average number of
shares outstanding	40,747	37,522	40,037	36,313
Diluted weighted average number of
shares outstanding	40,747	43,741	40,037	36,313

The accompanying notes are an integral part of the consolidated financial statements.